EXHIBIT 99.1

EXPLANATION OF RESPONSES
(1)
On April 9, 2024, Insight SN Holdings, LLC (“SN Holdco”) distributed 517,120 shares of common stock of nCino, Inc. (the “Issuer”), par value $0.0005 per share (the “Shares”) pro rata to its members, Insight Venture Partners X, L.P. and Insight Venture Partners X (Co-Investors), L.P. (the “SN Holdco Distribution”), and immediately thereafter, Insight Venture Partners X, L.P., Insight Venture Partners X (Co-Investors), L.P., Insight Venture Partners (Cayman) X, L.P. and Insight Venture Partners (Delaware) X, L.P. (collectively, the “Insight X Funds”) distributed an aggregate of 1,011,431 Shares to their partners on a pro rata basis in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreements of such entities (together with the SN Holdco Distribution, the “Insight X Funds Distribution”). The respective members of SN Holdco and partners of the Insight X Funds did not furnish any consideration in exchange for shares received in connection with the Insight X Funds Distribution.

(2)
In connection with the Insight X Funds Distribution, Insight Venture Associates X, L.P. (“IVA X LP”), the general partner of each of the Insight X Funds, acquired direct ownership of  106,461 Shares, Insight Venture Partners X (Class A), L.P. (“IVP X Class A”), an entity controlled by Insight Holdings Group, LLC (“Holdings”), acquired direct ownership of 29,949 Shares, and IVP (Venice), L.P. (“IVP Venice”), an entity controlled by Holdings, acquired direct ownership of 52,079 Shares. The respective partners of the Insight X Funds, including IVA X LP, IVP X Class A and IVP Venice, did not furnish any consideration in exchange for the Shares received in connection with the Insight X Funds Distribution.

(3)
On April 9, 2024, IVA X LP distributed 106,461 Shares pro rata to its partners (including 10,646 Shares to IVP (Rome), L.P. (“IVP Rome”), an entity controlled by Holdings, which further distributed such Shares pro rata to its partners), IVP X Class A distributed 29,949 Shares pro rata to its partners and IVP Venice distributed 61,626 Shares (including 9,547 Shares held directly by IVP Venice prior to the Insight X Funds Distribution) pro rata to IVP Feeder, L.P. ("IVP Feeder"), an entity controlled by Holdings, which further distributed such Shares pro rata to its partners, in each case, in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreements of such entities. The respective partners of IVA X LP, IVP X Class A, IVP Venice, IVP Feeder and IVP Rome did not furnish any consideration in exchange for the Shares received in connection with such distribution.

(4)	Held directly by Insight SN Holdings, LLC
(5)	Held directly by Insight Venture Partners (Cayman) X, L.P.
(6)	Held directly by Insight Venture Partners (Delaware) X, L.P.
(7)	Held directly by IVP (Venice), L.P.